LEE KEELING AND ASSOCIATES, INC.

PETROLEUM CONSULTANTS

TULSA OFFICE	HOUSTON OFFICE
First Place Tower	Kellog Brown and Root Tower
15 East Fifth Street • Suite 3500	601 Jefferson Ave. • Suite 3790
Tulsa, Oklahoma 74103-4350	Houston, Texas 77002-7912
(918) 587-5521 • Fax: (918) 587-2881	(713) 651-8006 • Fax: (281) 754-4934

Exhibit 23.1

Consent of Lee Keeling and Associates, Inc.
Independent Petroleum Engineers

We consent to the reference of our firm and to the reference to our “Audit In-House Estimate of Reserves and Future Net Revenue Kansas and Oklahoma Interests” effective December 31, 2008 in the Annual Report (Form 10-K) of Arena Resources, Inc.

/s/ Lee Keeling and Associates, Inc.
Lee Keeling and Associates, Inc.

Tulsa, Oklahoma
March 2, 2009

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